NEWS RELEASE
www.agcocorp.com

For Immediate Release

CONTACT:
Greg Peterson
Director, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO APPOINTS SUZANNE CLARK TO BOARD OF DIRECTORS

DULUTH, GA – April 27, 2017 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today the election of Suzanne Clark, Senior Executive Vice President of the U.S. Chamber of Commerce, to its Board of Directors effective immediately. Ms. Clark will serve on the Compensation and Succession Planning Committees.
“We are delighted to have Suzanne join our Board of Directors,” said Martin Richenhagen, Chairman, President and CEO of AGCO Corporation. “She brings extensive leadership experience, entrepreneurial spirit, and a wealth of political and regulatory knowledge which will provide an important perspective and contribution to our board.”
Prior to re-joining the US Chamber in 2014, where she had previously served as Chief Operating Officer, Ms. Clark acquired and led a prominent financial information boutique – Potomac Research Group (PRG) -- which was recognized by the Inc500 as the 135th fastest growing private company in 2013. Before taking the helm at PRG, she joined the Atlantic Media Company as President of the National Journal Group, a premier provider of information, news and analysis for Washington’s policy and political communities. She is a member of the Board of So Others Might Eat, a Washington, D.C. support system for the homeless. She is the former President of International Women’s Forum (Washington Chapter), a global group of leading women in business, law, government, technology and the arts. Clark was named one of

Washingtonian Magazine’s “100 Most Powerful Women in Washington”. Ms. Clark earned a B.A., magna cum laude, and an M.B.A. from Georgetown University.

ABOUT AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of over 3,000 independent dealers and distributors in more than 150 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2016, AGCO had net sales of $7.4 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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